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                      April 29, 2022

       Kenneth A. Brause
       Chief Financial Officer
       Burford Capital Limited
       Oak House
       Hirzel Street
       St. Peter Port GY1 2NP
       Guernsey

                                                        Re: Burford Capital
Limited
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 24,
2021 and Amended March 29, 2022
                                                            Form 6-K Dated
September 9, 2021
                                                            Filed September 9,
2021 and Amended April 7, 2022
                                                            Form 6-K Dated
December 22, 2021
                                                            Filed December 22,
2021
                                                            File No. 001-39511

       Dear Mr. Brause:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance